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                                                                     Exhibit 15

                                                August 24, 2001

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

We  have  made  a  review,  in accordance  with  standards  established  by  the
American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") for the three-month periods ended March 30, 2001 and March 31, 2000 and the three- and six-month periods ended June 29, 2001 and June 30, 2000, as indicated in our reports dated May 11, 2001 and August 10, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 30, 2001 and June 29, 2001, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP